CONSENT OF SANDY HUNTER

The undersigned hereby consents to the references to, and the information derived from, the report titled “NI 43-101 Technical Report, Feasibility Study on the Fekola Gold Project in Mali” dated June 30, 2015, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in the Registration Statement on Form F-10 being filed by B2Gold Corp.

/s/ Sandy Hunter
Sandra (Sandy) Hunter, MAusIMM (CP)
December 17, 2015